Exhibit 5.1

[Mintz Levin Letterhead]

December 2, 2009

Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, MA 02139

Ladies and Gentlemen:

We have acted as counsel to Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the “Company”), in connection with the sale by the Company of up to thirteen million (13,000,000) shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), which includes one million five hundred thousand (1,500,000) shares of Common Stock that may be sold pursuant to the exercise of an option to purchase additional shares of Common Stock, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) and related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”).  All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.  This opinion is being rendered in connection with the filing of the Registration Statement.

In connection with this opinion, we have examined the Company’s Restated Articles of Organization, and the Company’s By-laws, both as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, the Registration Statement and the exhibits thereto, and the related Prospectus and Prospectus Supplement.

In our examination, we have assumed, without independent inquiry or investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile or conformed copies and the authenticity of the originals of such copies.

Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts, and we do not express any opinion as to the laws of any other jurisdiction other than the Commonwealth of Massachusetts, the United States Federal Laws and the reported judicial decisions interpreting those laws. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the Commonwealth of Massachusetts. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

In connection with our opinion expressed below, we have assumed that, at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect and no proceedings for that purpose are pending before or contemplated by the Commission.

Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to (i) the reference to this firm under the under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and in the related Prospectus Supplement and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.